   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 2001

                                                      REGISTRATION NO. 333-91957
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             POST EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2/A ON FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  NEXMED, INC.
             (Exact Name of Registrant as Specified in its Charter)

           NEVADA                                        87-0449967
(State or Other Jurisdiction of              (I.R.S. Employer Identification
       Incorporation)                                      Number)


                             350 CORPORATE BOULEVARD
                         ROBBINSVILLE, NEW JERSEY 08691
                                 (609) 208-9688
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                  VIVIAN H. LIU
                             350 CORPORATE BOULEVARD
                         ROBBINSVILLE, NEW JERSEY 08691
                                 (609) 208-9688
                           (609) 208-1868 (FACSIMILE)
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)



                                   COPIES TO:

                              ROBERT L. KOHL, ESQ.
                              ROSENMAN & COLIN LLP
                               575 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 940-8800
                            (212) 940-8776(FACSIMILE)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as possible after the Registration Statement becomes effective.

     If the only Securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box. |x|

     If this form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
  Title of Shares to be        Amount to be         Proposed Maximum         Proposed Maximum           Amount of
        Registered              Registered        Aggregate Price Per    Aggregate Offering Price      Registration
                                                         Share                                              Fee
------------------------------------------------------------------------------------------------------------------------
common stock, $0.001 par       10,657,478*              $4.125               $43,962,096.75             $11,616**
value (the "Common Stock")
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

 * Previously registered when the Registration Statement on Form S-3 (File No. 333-91957) of NexMed, Inc., was initially filed with the Securities and Exchange Commission on December 2, 1999.

** Previously paid when the Registration Statement on Form S-3 (File No. 333-91957) of NexMed, Inc., was initially filed with the Securities and Exchange Commission on December 2, 1999.

                                EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2/A (File No. 333-91957) of NexMed, Inc., initially filed with the Securities and Exchange Commission on December 27, 1999, is being amended on Form S-3.

                                   PROSPECTUS
                                  NEXMED, INC.
                                3,625,091 SHARES
                                  COMMON STOCK

     This prospectus relates to the public offering of up to 3,625,091 shares of Common Stock of NexMed, Inc., a Nevada corporation, all of which are being offered by the selling shareholders named in this prospectus.

     1,525,091 shares consist of shares of Common Stock acquired by 16 of the selling shareholders who participated in a private placement conducted by us pursuant to an exemption from registration under the Securities Act of 1933, provided by rule 506 of Regulation D.

     2,000,000 of the shares consist of shares of Common Stock previously issued upon the exercise of warrants acquired by Vergemont International Limited, in connection with our sale of NexMed Pharmaceuticals (Zhongshan) Ltd., a Chinese joint venture company we formed through NexMed (Asia) Limited with Zhongsham Xiaolan Pharmaceutical Factory in 1997.

     100,000 of the shares consist of shares of Common Stock issuable upon exercise of warrants with an exercise price of $1.00 that were received by Pryor Cashman Sherman & Flynn LLP as consideration for legal services previously rendered to us.

     Although we will receive the exercise price of any warrants exercised by the selling shareholders, all net proceeds from the sale of the shares of Common Stock offered by this prospectus will go to the selling shareholders; we will not receive any proceeds from such sales. Assuming all of the warrants not yet exercised are exercised, we would receive gross proceeds of $100,000.

     Our Common Stock is listed on the Nasdaq National Market System under the ticker symbol "NEXM". On January 10, 2001, the last reported sale price of our common stock was $7.125 per share.

                              ---------------------

     THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 9, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

                              ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is           , 2001

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by NexMed,

Inc. any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

WHERE YOU CAN FIND MORE INFORMATION ....................................    4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ........................    4

INFORMATION ABOUT US ...................................................    5

RISK FACTORS ...........................................................    9

USE OF PROCEEDS ........................................................   16

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES .........................   16

SELLING SHAREHOLDERS ...................................................   17

PLAN OF DISTRIBUTION ...................................................   18

LEGAL MATTERS ..........................................................   20

EXPERTS ................................................................   20

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. We have an internet website address at http:/www.nexmed.com. You may read and copy any document we file at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the Securities and Exchange Commission's web site at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

     (1) Our Annual Report on Form 10-KSB (File No. 0-22245) for the fiscal year ended December 31, 1999;

     (2) Our Quarterly Report on Form 10-QSB (File No. 0-22245) for the fiscal quarter ended March 31, 2000;

     (3) Our Quarterly Report on Form 10-QSB (File No. 0-22245) for the fiscal quarter ended June 30, 2000;

     (4) Our Quarterly Report on Form 10-QSB (File No. 0-22245) for the fiscal quarter ended September 30, 2000;

     (5) Our Current Report on Form 8-K (File No. 0-22245), dated April 10,
         2000;

     (6) Our Current Report on Form 8-K (File No. 0-22245), dated November 6, 2000;

     (7) The description of our articles of incorporation and bylaws, both contained in our Registration Statement on Form 10-SB (File No. 0-22245), dated March 14, 1997, including any amendment or report filed for the purpose of updating such information; and

     (8) The description of our securities contained in our Registration Statement on Form S-3 (File No. 333-46976), dated September 29, 2000, including any amendment or report filed for the purpose of updating such information.

     You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address:

                                  NexMed, Inc.
                             350 Corporate Boulevard
                         Robbinsville, New Jersey 08691
                          Attention: Ms. Vivian H. Liu
                                 (609) 208-9688

     You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state that prohibits such an offer. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

     All references in this prospectus to "NexMed," the "Company," "us," "our," "Registrant," or "we" include NexMed,Inc., a Nevada corporation, and any subsidiaries or other entities that we own or control. All references in this prospectus to "Common Stock" refer to our Common Stock, par value $.001 per share. All references in this prospectus to "warrants," refer to the series of warrants to purchase shares of our Common Stock held by the selling shareholders.

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus.

                              INFORMATION ABOUT US

     We have been in existence since 1987. Since 1994, we have positioned ourselves as a pharmaceutical and medical technology company with a focus on developing and commercializing therapeutic products based on proprietary delivery systems. We are currently focusing our efforts on:

     (i) new and patented pharmaceutical products based on a penetration enhancement topical delivery technology known as NexACT(R), which may enable the active drug to be better absorbed through the skin. Currently, we are focusing on Alprox-TD(R), an alprostadil cream for the treatment of male erectile dysfunction ("ED") and Femprox(TM), also an alprostadil-based cream, for the treatment of female sexual arousal disorder ("FSAD").

     We have completed the testing of 190 patients under our Phase II clinical program on the Alprox-TD(R) cream which was conducted at 12 clinical research sites throughout the U.S. This Phase II testing program on the Alprox-TD(R) cream consisted of double-blind, placebo-controlled studies designed to evaluate the safety and efficacy of the product. We have submitted the Phase II trial data to the FDA for review. Subject to FDA concurrence, we intend to initiate our planned Phase III clinical development program for the Alprox-TD(R) cream in the first quarter of 2001. With respect to the Femprox(TM) cream, we have completed a Phase I clinical program on 8 patients and pending FDA concurrence, we intend to begin our proposed Phase II program in the first quarter of 2001.

     We have engaged in discussions with several large pharmaceutical companies regarding a strategic partnership for the Alprox-TD(R) cream but we cannot assure you that we will be able to conclude an arrangement on a timely basis, if at all, or on terms acceptable to us. With our current cash reserves, we may elect to proceed with our Phase III program on the Alprox-TD(R) cream, assuming we receive FDA concurrence, while concurrently pursuing these discussions; and

    (ii) the Viratrol(R) device, a therapeutic medical device for the treatment of herpes simplex diseases without the use of drugs. We believe that the minute electrical current, which is topically delivered by the device to an infected site, may block lesions from forming or may significantly shorten healing time once lesions develop. We are in the process of completing the commercial product design of the Viratrol(R) herpes treatment device for the U.S. market, and we intend to initiate its proposed Phase II/III study in the first half of 2001.

DEVELOPMENT OF TOPICAL TREATMENT PRODUCTS

     The NexACT(R) transdermal drug delivery technology is designed to enhance absorption of an active drug through the skin, overcoming the skin's natural barrier properties and enabling high concentrations of the active drug to rapidly penetrate the desired site of the skin or extremity. Successful application of the NexACT(R) technology would improve therapeutic outcomes and reduce gastrointestinal or other systemic side effects that often accompany oral medications. We intend to continue our efforts developing topical treatments based on the application of NexACT(R) technology to drugs: (1) previously approved by the FDA, (2) with proven efficacy and safety profiles, (3) with patents expiring or expired and (4) with proven market track records and potential. In furtherance of these efforts and through at least August 31, 2001, we will continue to use laboratory space at the Higuchi Biosciences Center of the University of Kansas pursuant to a research agreement with the University. We have retained advisors, consultants and employees at the Higuchi Biosciences Center to assist with our development efforts.

NEXACT(R) PRODUCTS UNDER DEVELOPMENT

     We are currently focusing research and development efforts on the following leading candidates for topical treatment products:

     (1) Alprox-TD(R) is an alprostadil-based topical treatment cream intended to treat mild to moderate ED. Our clinical studies have demonstrated that NexACT(R) enhancers may promote the absorption of alprostadil and improve clinical responses. In February 1998, we completed a sixty-patient (30 male and 30 female) Phase I study on the Alprox-TD(R) cream in the United States. In October 1999, we completed the pre-Phase II toxicology studies in the United States. In December 1999, we initiated the U.S. Phase II clinical program to determine the efficacy of the Alprox-TD(R) cream and to expand the safety and efficacy data in humans and in September 2000 we submitted the Phase II test results to the FDA. The U.S. Phase II clinical program, conducted at 12 clinical sites in the U.S., was randomized, parallel, double-blind, placebo-controlled, and designed to investigate the dose-response relationships of the efficacy and safety of 3 different doses of Alprox-TD(R) versus a placebo in 161 men with mild to moderate ED. The patients were required to apply up to 10 doses at home over a nine-week period and keep a daily diary. The Phase II study results indicated that three different dose levels of Alprox-TD(R) were shown to be effective over placebo in sexual function endpoint analyses, with the highest dose showing a highly significant (p=0.001) increase in Erectile Function Domain scores under the International Index of Erectile Function ("IIEF"), which is the primary efficacy endpoint for the assessment of ED. The response to the Global Assessment Questionnaire, which measures improvement in erectile function, indicated an efficacy rate of 73% in the highest dose group compared to 23% in the placebo group. Other secondary efficacy endpoints also showed statistically significant improvements when the highest dose was compared with the placebo. Overall, the vast majority of the side-effects observed in the study were mild in nature and consisted of a transient burning sensation at the application site. In China, NexMed Pharmaceuticals (Zhongshan) Ltd., a subsidiary of our Asian licensee, completed four Phase III double blind and open label clinical studies that evaluated a total of 356 men, and has submitted, a "New Drug Application" to the China State Drug Administration for approval to distribute the product in China.

     (2) Femprox(TM) is an alprostadil-based cream product intended for the treatment of FSAD. We completed in 1998, an eight-patient Phase I clinical study for safety and efficacy. Results from our clinical study demonstrated a positive effect on increasing blood flow to the clitoris and labia in the subjects tested. No systemic side effects were evidenced and local side effects were minimal. Subject to FDA concurrence, we intend to initiate the proposed U.S. Phase II program for Femprox(TM) in the first quarter of 2001.

     We have five U.S. patents either acquired or received out of a series of patent applications that we have filed in connection with our continuing development of a new generation of skin absorption technology based on the NexACT(R) technology and our NexACT(R)-based products under development, such as Alprox-TD(R) and Femprox(TM). To further strengthen our global patent position on Alprox-TD(R) and Femprox(TM) and to expand the patent protection to other markets, we have filed under the Patent Cooperation Treaty, corresponding international applications for our issued and pending U.S. patents.

ADVISORS, CONSULTANTS, RESEARCHERS AND EMPLOYEES IN THE ABSORPTION ENHANCEMENT FIELD

     We currently employ Dr. Servet Buyuktimkin as Director of Drug Delivery Research and Dr. Nadir Buyuktimkin as Director of Formulation Research to conduct research at our laboratories at the Higuchi Biosciences Center of the University of Kansas. Dr. Servet Buyuktimkin and Dr. Nadir Buyuktimkin are co-developers and authors of several publications and presentations relating to our NexACT(R) enhancers. Dr. J. Howard Rytting, a co-developer of the NexACT(R) enhancers and professor in the Department of Pharmaceutical Chemistry of the School of Pharmacy of the University of Kansas, is a member of our Scientific Advisory Board. Pursuant to a research agreement with the University of Kansas, we are funding Dr. Rytting's research efforts to develop new methodologies involving penetration enhancement research. Although the university would own any patents resulting from such efforts, we have the right to exclusively license any technology resulting from such efforts.

VIRATROL(R) HERPES TREATMENT DEVICE

     The Viratrol(R) device is a hand-held non-invasive therapeutic device designed to treat herpes simplex diseases. The device topically delivers a minute electrical current to an infected site and may block lesions from forming and/or shorten healing time once lesions develop. We have allocated sufficient funds for finalizing the product design for marketing in the United States, and for initiating the proposed Phase II/III clinical study in the first half of 2001.

     We have three U.S. patents issued on the Viratrol(R) device, and one patent application pending with respect to the technology, inventions and improvements that are significant to the Viratrol(R) device and intend to file additional patent applications to continue expanding the coverage on the device. Internationally, we have filed under the Patent Cooperation Treaty, corresponding international applications for our issued patents and pending U.S. patent application.

POTENTIAL CORPORATE ALLIANCES

     We are currently considering potential strategic partnerships relating to our proprietary products under development with various United States and international pharmaceutical and medical companies. Such a partnership may be for co-development or co-marketing, or both. In any event it is our present intention to maintain manufacturing rights for our products based on the NexACT(R) Technology. We are hopeful, but cannot assure you, that we will consummate one or more definitive agreements establishing a strategic corporate alliance.

     In Asia, our subsidiary NexMed International Limited and Vergemont International Limited entered into a license agreement in 1999 pursuant to which
(1) Vergemont International Limited has an exclusive right to manufacture and to market in China and Asian Pacific countries, our Alprox-TD(R), Femprox(TM) and three other of our proprietary products under development, and (2) we will receive a royalty on sales and supply, on a cost plus basis, the NexACT(R) enhancers that are essential in the formulation and production of our proprietary topical products. Under the term of our subsidiary's agreement with Vergemont International Limited, Dr. Joseph Mo, our President and Chief Executive Officer, has actively assisted in the anticipated launch of our proprietary ED treatment in China which will be marketed under the name "Befar."

MANUFACTURING.

     In October 2000, we completed the purchase of a 31,500 square foot manufacturing facility, located in East Windsor, New Jersey. The facility, which has been designed to meet our specific manufacturing needs and will be utilized initially to manufacture Alprox-TD(R) and Femprox(TM) for continuing clinical testing purposes, is currently being retrofitted for Good Manufacturing Practice compliance as required by the FDA.

COMPANY HISTORY.

     We were organized under the laws of the state of Nevada in October 1987 under the name Target Capital, Inc. We raised initial funds as a blind pool. Because our early business plans were not productive, we became inactive until early 1994 and our records prior to 1994 are not complete. In 1994, we changed our name to BioElectric, Inc and in 1995, we changed our name to NexMed, Inc. to reflect our broader-based business objectives.

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk. Only those persons who are able to lose their entire investment should purchase these securities. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our Common Stock.

     WE HAVE INCURRED AND WILL CONTINUE TO INCUR OPERATING LOSSES. Our current business operations began in 1994 and we have a limited operating history. We may encounter delays, uncertainties and complications typically encountered by development stage businesses. We have not marketed or generated revenues from our products under development. We are not profitable and have incurred significant operating losses since our inception, and we have an accumulated deficit of $21,001,056 through September 30, 2000. Even if we eventually generate revenues from sales of our products currently under development, we expect to incur significant operating losses over the next several years. Our ability to become profitable will depend, among other things, on our (1) development of our proposed products, (2) obtaining of regulatory approvals of our proposed products on a timely basis and (3) success in manufacturing, distributing and marketing our proposed products.

     OUR PROPOSED PRODUCTS ARE IN THE DEVELOPMENT STAGE AND MAY FAIL. We intend to focus our current development efforts on the Alprox-TD(R) and Femprox(TM) creams utilizing the NexACT(R) technology as well as on the Viratrol(R) device. We have not begun to generate revenues from any of our proposed products and there can be no assurance that we ever will. We have completed the testing of 190 patients under our Phase II clinical program on the Alprox-TD(R) cream and have submitted the Phase II trial data to the FDA for review. Subject to FDA concurrence, we intend to initiate Phase III clinical trials for Alprox-TD(R) in the first quarter of 2001. However, there can be no assurance that the data collected from the Phase II clinical studies of the Alprox-TD(R) cream will be sufficient to enable us to initiate Phase III clinical trials or that the FDA will agree with our interpretation of our future clinical trial results. In the first quarter of 2001, we anticipate the commencement of Phase II clinical trials in the United States of the Femprox(TM) cream. In the first half of 2001, we anticipate the commencement of the Phase II clinical trials in the United States of the Viratrol(R) device.

     We cannot assure you that the clinical trials will be completed on schedule, or that the FDA will ultimately approve our product under development for commercial sale. Furthermore, even if the results of our clinical trials are initially positive, it is possible that we will obtain different results in the later stages of drug development. Drugs in late stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. For example, positive results in early Phase I or Phase II clinical trials may not be repeated in larger Phase II or Phase III clinical trials.

     Our proposed products are subject to the risks of failure associated with the establishment and development of products based upon innovative or novel technologies. Among these risks are the following:

     o   research and development activities we fund may not be successful;

     o   our products under development may not prove to be safe and effective;

     o   we may not complete our clinical development work;

     o   we may not obtain FDA or foreign regulatory approvals of our products;

     o   our products may not be commercially viable or successfully marketed;

     o third parties may hold proprietary rights that could preclude us from marketing our products; and

     o we may never achieve significant revenues from our products under development even if the FDA or foreign authorities approve them.

     OUR FAILURE TO RECEIVE GOVERNMENTAL APPROVALS FOR OUR PROPOSED PRODUCTS ON A TIMELY BASIS, OR EVER, COULD DAMAGE OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. Governmental authorities in the United States and other countries heavily regulate the testing, manufacture, labeling, distribution, advertising and marketing of our proposed products. The Alprox-TD(R) and Femprox(TM) creams utilizing the NexACT(R) technology as well as the Viratrol(R) device have not been approved for marketing in the United States. Before we market any products we develop, we must obtain FDA and comparable foreign agency approval through an extensive clinical study and approval process.

     The studies involved in the approval process are conducted in three phases. In Phase I studies, researchers assess safety or the most common acute adverse effects of a drug and examine the size of doses that patients can take safely without a high incidence of side effects. Generally, 20 to 100 healthy volunteers or patients are studied in the Phase I study for a period of several months. In Phase II studies, researchers determine the drug's efficacy with short-term safety by administering the drug to subjects who have the condition the drug is intended to treat, assess whether the drug favorably effects the condition, and begin to identify the correct dosage level. Up to several hundred subjects may be studied in the Phase II study for approximately 6 to 12 months, depending on the type of product tested. In Phase III studies, researchers further assess efficacy and safety of the drug. Several hundreds to thousands of patients may be studied during the Phase III studies for a period of from 12 months to several years. Upon completion of Phase III studies, a New Drug Application is submitted to the FDA or foreign governmental regulatory authority for review and approval.

     Our failure to obtain requisite governmental approvals timely or at all will delay or preclude us from licensing or marketing our products or limit the commercial use of our products, which could adversely affect our business, financial condition and results of operations.

     VARIATIONS IN THE REGULATORY REQUIREMENTS OF FOREIGN AUTHORITIES COULD DELAY OUR INTRODUCTION OF PRODUCTS INTO COUNTRIES OUTSIDE THE UNITED STATES AND LIMIT OUR MARKETING SCOPE. Because we intend to sell and market our products outside the United States, we will be subject to foreign regulatory requirements governing the conduct of clinical trials, product licensing, pricing and reimbursements. These requirements vary widely from country to country. Our failure to meet each foreign country's requirements could delay our introduction of our proposed products in the respective foreign country and limit our revenues from sales of our proposed products in foreign markets.

     OUR FAILURE TO COMPLY WITH REGULATORY REQUIREMENTS COULD SUBJECT US TO REGULATORY OR ENFORCEMENT ACTIONS. Even if we obtain regulatory approvals, the FDA and comparable foreign agencies continually review and regulate marketed products. A later discovery of previously unknown problems or our failure to comply with the applicable regulatory requirements could subject us to regulatory or judicial enforcement actions. These actions could result in the following:

     o   recalls or seizures of our proposed products,

     o   restrictions on marketing of our proposed products,

     o regulatory authorities' refusal to approve new products or withdrawal of existing approvals,

     o   enhanced product liability exposure,

     o   injunctions,

     o   civil penalties, or

     o   criminal prosecution.

     WE NEED, BUT MAY BE UNABLE TO RAISE, ADDITIONAL FUNDS TO CONTINUE OUR OPERATIONS. We believe that our current cash and cash equivalents are sufficient to (i) complete our proposed Alprox-TD(R) Phase III clinical study, the Phase II clinical studies on our Femprox(TM) cream and our proposed Phase II/III clinical study on the Viratrol(R) device, and (ii) support during the next twelve months our continuing operational requirements and the retrofitting of our New Jersey manufacturing facility. However, absent our entering into a strategic partnership or similar arrangement, or obtaining significant additional external funding, we do not anticipate that we will have sufficient funds to commence the sale or launch of our products currently under development or to market them adequately. Consequently, we will require additional funding, which may include entering into strategic partnerships, to complete the clinical development of our products and/or to market them. Our cash requirements may vary depending upon:

     o   the progress of our clinical development programs, and

     o   the timing of and response to our regulatory submissions.

     Although we expect to raise more funds from the exercise of outstanding warrants and outstanding options as well as through potential strategic partnerships and/or additional debt or equity financing, we have not made arrangements for, and may not be able to obtain, additional external financing on acceptable terms, or at all. If we cannot obtain such additional financing, we may need to modify our business objectives or reduce or cease certain or all of our product development programs and other operations.

     WE MAY NEED BUT BE UNABLE TO ATTRACT AND RETAIN ONE OR MORE STRATEGIC PARTNERS TO DEVELOP OUR POTENTIAL PRODUCTS. With the exception of the completion of our clinical development for the Alprox-TD(R) cream, which we expect to self-fund, successful development and commercialization of our technologies and products may depend largely on our ability to establish relationships with multinational strategic partners, given the high cost of funding clinical trials and of bringing proposed products through the governmental approval process to the commercial market. We do not currently have a strategic partner relationship with respect to any of our technologies or potential products. We may not be able to establish these relationships on favorable terms, if at all.

     WE LACK MARKETING AND DISTRIBUTION EXPERTISE AND WILL DEPEND ON THIRD PARTIES TO MARKET AND DISTRIBUTE OUR PRODUCTS. Our products will require substantial marketing efforts to achieve market acceptance. Our operating results and long term success will depend on our ability to establish successful strategic partnerships with domestic and international partners to distribute and market our products.

     WE DEPEND ON PATENTS, TRADEMARKS, LICENSES AND PROPRIETARY RIGHTS TO PROTECT US AGAINST COMPETITORS. We have and will continue to seek proprietary protection for our products to attempt to prevent others from commercializing equivalent products in substantially less time and at substantially lower expense. Our success may depend on our ability to (1) obtain effective patent protection within the United States and internationally for our proprietary technologies and products, (2) defend patents we own, (3) preserve our trade secrets, and (4) operate without infringing upon the proprietary rights of others.

     Patents, trademarks, licenses and other proprietary rights may not fully protect us. While we have obtained patents and have several patent applications pending, the extent of effective patent protection in the United States and other countries is highly uncertain and involves complex legal and factual questions. No consistent policy addresses the breadth of claims allowed in or the degree of protection afforded under patents of medical and pharmaceutical companies. Patents we currently own or may obtain might not be sufficiently broad to protect us against competitors with similar technology. Any of our patents could be invalidated or circumvented.

     Our patent applications may not be approved on a timely basis or ever. The patent application and issuance process takes years, and may be expensive. We might not obtain all of the United States patents we have applied for related to the Viratrol(R) device, the Alprox-TD(R) and Femprox(TM) creams, NexACT(R) or other technology or products that we may develop. In addition, we do not have and may never obtain foreign patents equivalent to the claims in our U.S. patents.

     Our commercial success may depend upon our avoidance of infringement of patents issued to competitors. Because a United States pending patent application is confidential, we cannot know the inventions claimed in pending patent applications filed by third parties. We may need to defend or enforce our patent and license rights or determine the scope and validity of the proprietary rights of others through litigation. Defense and enforcement of patent claims may be expensive and time-consuming, even when the outcome is in our favor. Defense and enforcement actions may use substantial resources originally allocated to other activities such as studies and continuing development of our products and technologies. There have been patents issued to others such as Vivus, Inc. and MacroChem Corporation on the use of prostaglandin for the treatment of male or female sexual dysfunction. While we believe that our patents will prevail in any potential litigation, we can provide no assurance that the holders of these competing patents will not commence a lawsuit against us or that we will prevail in any such lawsuit. In the event of an unfavorable outcome in such a suit or any other patent infringement suit, we may be required to:

     o   assume significant liabilities to third parties,

     o   obtain licenses from third parties,

     o   alter our products or processes, or

     o cease altogether any of our related research and development activities or product sales.

     We rely on agreements with third parties to protect our rights to certain technology. We may encounter disputes regarding the proprietary rights to technological information that employees, consultants, advisors or other third parties independently develop and apply to any of our proposed products. These disputes might not be resolved in our favor. We may also rely on trade secrets and proprietary know-how that may become known to others despite our efforts to keep them confidential. Although we seek to protect our trade secrets and proprietary know-how in part by our confidentiality agreements with employees, consultants, advisors or others, these parties may breach their agreements, and we might not obtain adequate remedies. Similarly, competitors may discover or independently develop our trade secrets or proprietary know-how in such a manner that we have no legal recourse.

     OUR ABILITY TO MANUFACTURE OUR PRODUCTS MAY INCLUDE DEPENDENCE ON THIRD-PARTY MANUFACTURERS AS WELL AS SUPPLIERS. In the event our production requirements exceed the capacity of our new manufacturing facility in East Windsor, New Jersey, which is currently being retrofitted for Good Manufacturing Practice compliance as required by the FDA, we will need to rely on third-party manufacturers to fulfill our production needs. To be successful, we and/or the manufacturers to whom we outsource must produce our products in commercial quantities at acceptable costs and in compliance with regulatory requirements of the FDA or comparable foreign agencies. The FDA periodically inspects manufacturing facilities within the United States and manufacturing facilities outside the United States whose drugs are marketed in the United States. Our failure or the failure of third-party suppliers or manufacturers of our proposed products to meet good manufacturing practice standards and comply with FDA or foreign regulatory requirements would adversely affect our financial condition and operating results.

     HEALTHCARE REIMBURSEMENT POLICIES AND REFORM MAY CAUSE UNCERTAINTY OF PRODUCT PRICING AND REIMBURSEMENT. Successful commercialization of our products may depend on the availability of reimbursement to the consumer from third-party healthcare payers, such as government and private insurance plans. Even if we succeed in bringing one or more products to market, reimbursement to consumers may not be available or sufficient to allow us to realize an appropriate return on our investment in product development or to sell our products on a competitive basis. In addition, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to governmental controls. In the United States, federal and state agencies have proposed similar governmental control and the United States Congress has recently considered legislative and regulatory reforms that may affect companies engaged in the healthcare industry. Pricing constraints on our products in foreign markets and possibly the United States, could adversely effect our business.

     WE DEPEND ON KEY PERSONNEL AND CONSULTANTS WHOSE CONTINUED SERVICE IS NOT GUARANTEED. We depend on our officers and directors, Scientific Advisory Board members, consultants and collaborating scientists, including Y. Joseph Mo, Ph.D., Chairman of our Board of Directors, President and Chief Executive Officer; James L. Yeager, Ph.D., Vice President, Research and Development and Business Development, and director; and Vivian H. Liu, Chief Financial Officer, Vice President, Corporate Affairs and Secretary. Loss of their services could adversely affect our business. We may not be able to attract and retain additional management or other key personnel capable of developing our proposed products.

     THE MEDICAL AND PHARMACEUTICAL INDUSTRY IS HIGHLY COMPETITIVE AND MANY OF OUR POTENTIAL COMPETITORS HAVE GREATER FINANCIAL AND TECHNOLOGICAL RESOURCES. We are engaged in a highly competitive industry. We expect increased competition from numerous existing companies, including large international enterprises, and others entering the industry. Most of these companies have greater research and development, manufacturing, marketing, financial, technological, personnel and managerial resources. Acquisitions of competing companies by large pharmaceutical or healthcare companies could further enhance such competitors' financial, marketing and other resources. Competitors may complete clinical trials, obtain regulatory approvals and commence commercial sales of their products before we could enjoy a significant competitive advantage. Products developed by our competitors may be more effective than our products.

     Certain treatments for ED, such as needle injection therapy, vacuum constriction devices, penile implants, transurethral absorption and oral medications, currently exist, have been approved for sale in certain markets and are being improved. Currently known products for the treatment of ED developed or under development by our competitors include the following: (1) Caverject(R), Pharmacia & Upjohn Company's needle injection therapy; (2) Viagra(R), Pfizer, Inc.'s product to treat ED that was approved by the FDA in March 1998 and currently has annual sales exceeding one billion dollars; and (3) MUSE(R), Vivus, Inc.'s device for intra-urethral delivery of a suppository containing alprostadil, which have each been approved for sale in the U.S. and several international markets. In addition, the following products are currently under development: (1) Topiglan(R), a topical treatment containing alprostadil based on a proprietary drug delivery system under development by MacroChem Corporation; (2) Vasomax(R), an oral medication to be marketed through a collaborative effort of Zonagen, Inc. and Schering Plough Pharmaceuticals; (3) IC351, an oral formulation under development by the joint venture between ICOS and Eli Lilly & Co; (4) Uprima(R), an oral medication to be marketed by TAP Pharmaceuticals, a joint venture between Takeda Pharmaceuticals Japan and Abbott Laboratories; (5) Max-K(R), an oral medication by Bristol-Meyers Squibb; and (6) Vardenafil, an oral medication by Bayer AG.

     Improvements may also be made to the existing alternatives to our products and newer technologies and products may emerge, which could render our products less desirable or obsolete. If the market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our products and may never be able to achieve profitability.

     WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE. Although our shareholders may receive dividends if, as and when declared by our board of directors, we do not intend to pay dividends on our Common Stock in the foreseeable future. Therefore, you should not purchase our Common Stock if you need immediate or future income by way of dividends from your investment.

     WE MAY ISSUE ADDITIONAL SHARES OF OUR CAPITAL STOCK THAT COULD DILUTE THE VALUE OF YOUR SHARES OF COMMON STOCK. We are authorized to issue 90,000,000 shares of our capital stock, consisting of 80,000,000 shares of our Common Stock and 10,000,000 shares of our preferred stock of which

1,000,000 is designated as Series A Junior Participating Preferred Stock. At January 11, 2001, 25,147,104 shares of our Common Stock and no shares of our preferred stock were issued and outstanding, and 4,607,434 shares of our Common Stock were issuable upon the exercise of options and/or warrants (including the warrants held by the selling shareholders).

     We may also issue authorized and unissued shares of Common Stock or preferred stock that could dilute the earnings per share and book value of your shares of our Common Stock.

     THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE. For example, from January 1, 2000 to December 31, 2000 our Common Stock has traded as high as $23.50 per share and as low as $3.4375 per share. The price of our Common Stock is likely to continue to be volatile due to a number of factors, including:

     o   the results of clinical testing of our products;

     o   the introduction of new products by us or by our competitors;

     o   market conditions in the industry generally;

     o   additions or departures of key personnel; and

     o   general economic conditions

     OUR COMMON STOCK IS CURRENTLY QUOTED ON THE NASDAQ NATIONAL MARKET SYSTEM. To continue to be listed on the Nasdaq National Market System, we must maintain certain requirements. If we fail to satisfy one or more of the requirements, our Common Stock may be delisted. If our Common Stock is delisted, and does not become listed on another stock exchange, then it will be traded, if at all, in the over-the-counter market commonly referred to as the NASD OTC Bulletin Board and/or the "pink sheets." If this occurs, it may be more difficult for you to sell our Common Stock.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of Common Stock offered by this prospectus. All proceeds from the sale of the shares covered by this prospectus will be for the account of the selling shareholders named herein. See "Selling Stockholders" and "Plan of Distribution." However, assuming all of the warrants are exercised, we would receive $100,000 in gross proceeds from those exercises.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our articles of incorporation and bylaws contain certain provisions to indemnify our directors and officers against liability incurred by them as a result of their services as directors and/or officers. We have been informed that in the opinion of the Securities and Exchange Commission, our indemnification of our directors, officers or controlling persons for liabilities arising under the Securities Act of 1933, is against public policy as expressed in the Securities Act, and therefore is unenforceable.

                              SELLING SHAREHOLDERS

     The shares covered by this prospectus have been issued or will be issued upon the exercise of warrants to purchase shares of Common Stock. The number of shares of Common Stock that may be actually sold by the selling shareholders will be determined by such selling shareholders.

     The selling shareholders are the persons and/or entities listed in the table below who own our Common Stock, or warrants to purchase shares of our Common Stock. We are registering for the 18 selling shareholders named herein, an aggregate of 3,625,091 shares of Common Stock. Except as noted below, none of the selling shareholders has, or within the past three years has had, any relationship, position, or office with us or our affiliates.

     The following table sets forth, as of January 11, 2001: (1) the name of each selling shareholder, (2) the number of shares of our Common Stock beneficially owned by each selling shareholder, including the number of shares purchasable upon exercise of warrants, (3) the maximum number of shares of Common Stock which the selling shareholders can sell pursuant to this prospectus and (4) the number of shares of Common Stock that the selling shareholders would own if they sold all their shares registered by this prospectus. Each selling shareholder will receive all of the net proceeds from the sale of his or her shares of Common Stock offered by this prospectus.

         Because the selling shareholders may sell all or part of their shares of Common Stock pursuant to this prospectus and this offering is not being underwritten on a firm commitment basis, we cannot estimate the number and percentage of shares of Common Stock that the selling shareholders will hold as a group at the end of the offering covered by this prospectus.


---------------------------------------------------------------------------------------------------------------------
               NAME OF SELLING SHAREHOLDER        NUMBER OF SHARES       NUMBER OF SHARES       NUMBER OF SHARES OF
                                                   OF COMMON STOCK       OF COMMON STOCK        COMMON STOCK TO BE
                                                    OWNED BEFORE             BEING REGISTERED    OWNED AFTER THIS
                                                    OFFERING (1)       BY THIS PROSPECTUS        OFFERING (2) (4)
---------------------------------------------------------------------------------------------------------------------
Berg, Christopher H. Revocable Trust                   70,000                 70,000                     0
---------------------------------------------------------------------------------------------------------------------
Clarion Capital Corporation                           141,699                141,699                     0
---------------------------------------------------------------------------------------------------------------------
Clarion Offshore Fund                                  63,901                 63,901                     0
---------------------------------------------------------------------------------------------------------------------
Duck, Charles, Jr.                                    105,000                 60,000                  45,000
---------------------------------------------------------------------------------------------------------------------
Feinstein, Jacob TTEE F/T                             100,002                100,002                     0
  Jacob & Gloria Feinstein
  Rev. Trust A DTD 9/18/92
---------------------------------------------------------------------------------------------------------------------
Gaston, Robert                                         49,998                 49,998                     0
---------------------------------------------------------------------------------------------------------------------
Gelman, Marc A. and Ingrid E. Joint Tenants            49,998                 49,998                     0
---------------------------------------------------------------------------------------------------------------------
Lee, Daniel T.C.                                      130,166                 99,999                  30,167
---------------------------------------------------------------------------------------------------------------------
Hillsman, John                                         69,998                 69,998                     0
---------------------------------------------------------------------------------------------------------------------


                                       17


---------------------------------------------------------------------------------------------------------------------
Pryor Cashman Sherman & Flynn LLP (3)                 100,000                100,000                     0
---------------------------------------------------------------------------------------------------------------------
Qureishi, A. Salam                                    210,000                210,000                     0
---------------------------------------------------------------------------------------------------------------------
Qureishi, Lubina F. Leila                              51,000                 51,000                     0
---------------------------------------------------------------------------------------------------------------------
Sacks-Rick, Deborah                                    13,998                 13,998                     0
---------------------------------------------------------------------------------------------------------------------
Sacks, Francis E.                                       6,498                  6,498                     0
---------------------------------------------------------------------------------------------------------------------
Sacks, Selig D. (5)                                    88,000                 88,000                     0
---------------------------------------------------------------------------------------------------------------------
Van, Winston                                          150,000                150,000                     0
---------------------------------------------------------------------------------------------------------------------
Vergemont International Limited dba NexMed          2,000,000              2,000,000                     0
Asian Pacific Limited
---------------------------------------------------------------------------------------------------------------------
Wellchamp Investments Ltd.                            300,000                300,000                     0
---------------------------------------------------------------------------------------------------------------------
Total                                               3,700,258              3,625,091                  75,167
---------------------------------------------------------------------------------------------------------------------

       ------------------

   (1) Includes shares of Common Stock and shares issuable upon the exercise of warrants to purchase Common Stock. Excludes 280,500 shares of Common Stock issued and issuable upon the exercise of warrants purchased by 4 of the selling shareholders named herein in our July and August 2000 private placement. The resale of these shares was registered in our Registration Statement on Form S-3 (File No. 333-46976), dated September 29, 2000

   (2) Assumes all shares of Common Stock registered by this prospectus are sold. As to the 4 selling shareholders referred to in the footnote above, also assumes all shares of Common Stock issued and issuable upon the exercise of warrants purchased in our July and August 2000 private placement are sold.

   (3) Pryor Cashman Sherman & Flynn LLP, is formerly our legal counsel.

   (4) Assuming all shares of Common Stock registered by this prospectus are sold, none of the selling shareholders named herein will own greater than one percent of our Common Stock. Percentage of shares owned is based on 25,147,104 shares of our Common Stock issued and outstanding as of January 11, 2001, and 100,000 shares of our Common Stock issuable upon the exercise of warrants held by selling shareholders named in this prospectus.

   (5) Selig D. Sacks, is a partner of Pryor Cashman Sherman & Flynn LLP, formerly our legal counsel.



                              PLAN OF DISTRIBUTION

     The selling shareholders may from time to time offer and sell their shares of Common Stock offered by this prospectus. We have registered their shares for resale to provide them with freely tradable securities. However, registration does not necessarily mean that they will offer and sell any of their shares.

OFFER AND SALE OF SHARES

     The selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares of Common Stock in the following manner:

     o in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or

     o   in privately negotiated transactions.

     The selling shareholders, or their pledgees, donees, transferees or other successors in interest, may sell their shares of Common Stock in one or more of the following transactions:

     o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o a broker or dealer may purchase as principal and resell such shares for its own account pursuant to this prospectus;

     o   an exchange distribution in accordance with the rules of the exchange;
         and

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

SELLING THROUGH BROKERS AND DEALERS

     The selling shareholders may select brokers or dealers to sell their shares of Common Stock. Brokers or dealers that the selling shareholders engage may arrange for other brokers or dealers to participate in selling such shares. The selling shareholders may give such brokers or dealers commissions or discounts in amounts to be negotiated immediately before any sale. In connection with such sales, these brokers or dealers, any other participating brokers or dealers, and certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under such rule rather than pursuant to this prospectus.

SUPPLEMENTAL PROSPECTUS REGARDING MATERIAL ARRANGEMENTS

     If and when a selling shareholder notifies us that he, she or it has entered into a material arrangement with a broker or dealer for the sale of his, her or its shares of Common Stock offered by this prospectus through a block trade, special offering, exchange or secondary distribution or a purchase by a broker or dealer, we will file a supplemental prospectus, if required, pursuant to Rule 424(c) under the Securities Act of 1933.

EXPENSES OF SELLING SHAREHOLDERS

     The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders. While we will pay substantially all of the expenses incident to the registration of the selling shareholders' shares, we will not be responsible for discounts or commissions paid to such brokers or dealers.

COMPLIANCE WITH STATE SECURITIES LAWS

     We have not registered or qualified the shares of Common Stock offered by this prospectus under the laws of any country, other than the United States. In certain states, the selling shareholders may not offer or sell their shares of Common Stock unless (1) we have registered or qualified such shares for sale in such states; or (2) we have complied with an available exemption from registration or qualification. Also, in certain states, to comply with such states' securities laws, the selling shareholders can offer and sell their shares of Common Stock only through registered or licensed brokers or dealers.

LIMITATIONS IMPOSED BY EXCHANGE ACT OF 1934 RULES AND REGULATIONS

     Certain provisions of the Securities Exchange Act of 1934, as amended, and the related rules and regulations will apply to the selling shareholders and any other person engaged in a distribution of shares of the Common Stock. Such provisions may (1) limit the timing of purchases and sales of any of the shares of Common Stock by the selling shareholders or such other person; (2) affect the marketability of such stock; and (3) affect the brokers' and dealers' market-making activities with respect to such stock.

                                  LEGAL MATTERS

     Pryor Cashman Sherman & Flynn LLP, New York, New York, has issued an opinion to us regarding certain legal matters in connection with this offering, including the validity of the issuance of the shares of Common Stock offered by this prospectus.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------





                                  NEXMED, INC.

                                3,625,091 SHARES

                                  COMMON STOCK


                           --------------------------

                                   PROSPECTUS

                           --------------------------

                                          , 2001


--------------------------------------------------------------------------------

                                     PART II
                               NEXMED CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses to be paid by us, NexMed, Inc., in connection with the issuance and distribution of the securities being registered are as follows:

     Registration Fees                                  $11,616.00
     Legal Fees and Expenses                             35,000.00*
     Accounting Fees and Expenses                         7,500.00*
     Miscellaneous                                        5,884.00*
                                                          --------
     Total                                              $60,000.00
                                                        ==========

------------------
     *Estimated

     The selling shareholders will pay none of the expenses incident to the registration of the selling shareholders' shares, except for any selling discounts or commissions paid to brokers or dealers engaged by the selling shareholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our officers and directors are indemnified under Nevada law, our Amended and Restated Articles of Incorporation and our By-laws as against certain liabilities. Our Amended and Restated Articles of Incorporation require us to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of the State of Nevada. Our By-laws contain provisions that implement the indemnification provisions of our Amended and Restated Articles of Incorporation.

     Pursuant to Article X of our Amended and Restated Articles of Incorporation and to the extent permitted by the Nevada General Corporation Law, none of our directors or officers shall be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of the applicable statues of Nevada. Pursuant to Article XI of our Amended and Restated Articles of Incorporation, we shall indemnify any and all persons and their respective heirs, administrators, successors, and assignees, who may serve at any time as directors or officers or who at the request of our board of directors may serve or, at any time, have served as directors or officers of another corporation in which we at such time owned or may own shares of stock or which we were or may be a creditor, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and reasonably incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of us, or such other corporation. However, no director or officer shall be indemnified and held harmless for matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for negligence or misconduct in the performance of his duty.

     Pursuant to Section 8.1 of our By-laws, no officer or director shall be personally liable for any obligations arising out of any of his or her acts or conduct performed for or on our behalf. We shall indemnify and hold harmless each person and his heirs and administrators who shall serve at any time as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by any reason of his having been a director of officer or by reason of any action alleged to have been taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such person from all suits as provided for under the provisions of the Nevada General Corporation Law; provided, however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct. We, our directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing to do so in reliance upon the advice of counsel.

     Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity which such person is or was serving in such capacity at the request of the corporation made a party to any threatened, pending or completed action, suit or proceeding, except by action by or in the right of the corporation, against expenses, including legal expenses, arising by reason of service in such capacity if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions brought by or in the right of corporation, indemnification may be made if the person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.751 of the Nevada General Corporation Law permits any discretionary indemnification under Section 78.7502 of the Nevada General

Corporation Law, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada General Corporation Law, authorized by determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination of indemnification must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

ITEM 16. EXHIBITS.

Exhibit Number        Description
--------------        -----------

4.1                   Form of Common Stock certificate(1)

5.1 Opinion of Pryor Cashman Sherman & Flynn LLP regarding the validity of the Common Stock being registered(2)

23.1                  Consent of Pryor Cashman Sherman & Flynn LLP

23.2                  Consent of PricewaterhouseCoopers LLP

-----------------------
(1) Incorporated herein by reference to Exhibit 3.1 to our Registration Statement on Form 10-SB (File No. 0-22245) filed with the Commission on March 14, 1997, including any amendment or report filed for the purpose of updating such information.

(2) Previously filed with this Registration Statement on Form SB-2/A (File No. 333-91957) filed with the Commission on December 27, 1999.

Item 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or its most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range, may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (a)(i) and
(a)(ii) above do not apply if the information required with or furnished to the Securities and Exchange Commission to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) (i) For the purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all the requirements for filing on Form S-3 and have duly caused this Post Effective Amendment No. 1 to Form SB-2/A on Form S-3 to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Robbinsville, State of New Jersey on this 11th day of January 2001.

                                     NEXMED, INC.

                                     By: /s/ Y. Joseph Mo
                                         -----------------------------------
                                             Y. Joseph Mo
                                             Chairman of the
                                             Board of Directors,
                                             President and C.E.O.


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No. 1 to Form SB-2/A on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


     SIGNATURE                         TITLE                          DATE
     ---------                         -----                          ----

/s/ Y. Joseph Mo               Chairman of the Board of         January 11, 2001
--------------------------     Directors, President and
Y. JOSEPH MO                   C.E.O.


        *
--------------------------
VIVIAN H. LIU                  Vice President, Chief            January 11, 2001
                               Financial Officer and
                               Secretary

        *
--------------------------
JAMES YEAGER                   Director, Vice-                  January 11, 2001
                               President, R&D and
                               Business Development

        *
--------------------------
GILBERT S. BANKER              Director                         January 11, 2001


        *
--------------------------
ROBERT W. GRACY                Director                         January 11, 2001

        *
--------------------------
YU-CHUNG WEI                   Director                         January 11, 2001



By: /s/ Y. Joseph Mo                                            January 11, 2001
   --------------------------
   Y. JOSEPH MO
   (ATTORNEY-IN-FACT)

                                  EXHIBIT INDEX

Exhibit Number      Description
--------------      -----------

4.1                 Form of Common Stock certificate(1)
5.1 Opinion of Pryor Cashman Sherman & Flynn LLP regarding the validity of the Common
                    Stock being registered(2)
23.1                Consent of Pryor Cashman Sherman & Flynn LLP
23.2                Consent of PricewaterhouseCoopers LLP


---------------------
(1) Incorporated herein by reference to Exhibit 3.1 to our Registration Statement on Form 10-SB (File No. 0-22245) filed with the Commission on March 14,1997, including any amendment or report filed for the purpose of updating such information.

(2) Previously filed with this Registration Statement on Form SB-2/A (File No. 333-91957) filed with the Commission on December 27, 1999.